Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

COHBAR, INC.

Cohbar, Inc., a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law does hereby certify as follows.

1. The corporation was originally incorporated pursuant to the General Corporation Law on September 16, 2009 under the name Cohbar, Inc.

2. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

3. The text of the Certificate of Incorporation of Cohbar, Inc., is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of this corporation is Cohbar, Inc. (the “Company”).

ARTICLE II

REGISTERED OFFICE

The address of the Company’s registered office in the State of Delaware is to be located at 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, 19904. The name of the Registered Agent at such address is National Registered Agents, Inc.

ARTICLE III

PURPOSE

The Company’s purpose is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time (the “DGCL”).

ARTICLE IV

STOCK

The Company is authorized to issue two (2) classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 45,000,000 shares, $0.001 par value per share. 37,000,000 shares shall be Common Stock and 8,000,000 shares shall be Preferred Stock.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Company.

A.	COMMON STOCK

1. General

The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting

The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Amended and Restated Certificate of Incorporation (this “Certificate”)) the affirmative vote of the holders of shares of capital stock of the Company representing a majority of the votes represented by all outstanding shares of capital stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

B.	PREFERRED STOCK

The Preferred Stock authorized by this Certificate may be issued from time to time in one or more series. The first series of Preferred Stock issued under this Certificate shall be designated “Series B Preferred Stock” and shall consist of 8,000,000 shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Series B Preferred Stock are as set forth below in this Article IV(B). Unless otherwise indicated, references to “Sections” or “Subsections” in this Article IV(B) refer to sections and subsections of this Article IV(B).

1. Dividends

(a) The holders of shares of Series B Preferred Stock shall be entitled to receive, out of funds legally available therefor, for each share of Series B Preferred Stock held, on a pari passu basis, non-cumulative cash dividends when, as and if declared by the Company’s Board of Directors at an annual rate of eight percent (8%) of the Series B Original Issue Price (as defined below), prior and in preference to any declaration or payment of any dividend (payable other than a stock dividend on the Common Stock payable solely in the form of additional shares of Common Stock) on the Common Stock of the Company. The right to receive dividends under this Section shall not be cumulative, and no right shall accrue to holders of any shares of Series B Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any prior year. The “Series B Original Issue Price” shall mean $0.50 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock.

(b) In the event the Board of Directors of the Company shall declare a dividend payable upon the then outstanding shares of Common Stock (other than a stock dividend on the Common Stock payable solely in the form of additional shares of Common Stock), the holders of Series B Preferred Stock shall be entitled dividends at the greater of an amount equal to (1) the amount of dividends to which such holders may be entitled under Section 1(a) above or (2) the product of (x) the dividend payable on each share of Common Stock and (y) the number of whole shares of Common Stock into which each such share of Series B Preferred Stock could be converted pursuant to the provisions of Section 4 below, such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend.

2. Liquidation

2.1 Payments to Holders of Series B Preferred Stock

Upon any Liquidation Event (as defined below), the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series B Preferred Stock equal to the greater of: (i) the Series B Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series B Preferred stock been converted into Common Stock pursuant to Section 4 immediately prior to such Liquidation Event. If upon any such Liquidation Event the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive hereunder.

2.2 Distribution of Remaining Assets

Upon a Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series B Preferred Stock, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.3 Liquidation Events

2.3.1 Definitions

For purposes of this Certificate, the term “Liquidation Event” shall mean any voluntary or involuntary liquidation, dissolution or winding up of the Company, or any Deemed Liquidation (as defined below). Each of the following events shall be considered a “Deemed Liquidation” unless the holders of at least a majority of the outstanding shares of Series B Preferred Stock elect otherwise by written notice sent to the Company prior to the effective date of any such transaction:

(a) a merger, consolidation or reorganization involving the Company in which the shares of capital stock of the Company outstanding immediately prior to such merger, consolidation or reorganization (or the shares of capital stock into which such shares are converted or for which such shares are exchanged in connection with such merger, consolidation or reorganization) do not represent immediately following such merger, consolidation or reorganization at least a majority, by voting power, of the capital stock of (1) the surviving or resulting entity or (2) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity; or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

2.3.2 Valuation of Consideration

In the event of a Deemed Liquidation, if the consideration received by the Company is other than cash, its value will be deemed its fair market value, as determined in good faith by the Company’s Board of Directors. Any securities shall be valued as follows:

(a) Securities not subject to investment letter or other similar restrictions on free marketability:

(i) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing of the Liquidation Event;

(ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sales prices (whichever is applicable) of such securities over the thirty (30) day period ending three (3) days prior to the closing of the Liquidation Event; and

(iii) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(b) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2.3.2(a) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

2.3.3 Notice of Liquidation Event

The Company shall give each holder of record of Series B Preferred Stock written notice of any impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such Liquidation Event, or twenty (20) days prior to the closing of such Liquidation Event, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Event. The first of such notices (the “Liquidation Event Notice”) shall describe the material terms and conditions of the impending Liquidation Event and the provisions of this Section 2, and the Company shall thereafter give such holders prompt notice of any material changes. The Liquidation Event shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Certificate, all notice periods or requirements in this Certificate may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of at least a majority of the outstanding shares of Series B Preferred Stock.

2.3.4 Effect of Noncompliance

In the event the requirements of this Section 2.3 are not complied with, the Company shall forthwith either cause the closing of the Liquidation Event to be postponed until the requirements of this Section 2.3 have been complied with, or cancel such Liquidation Event, in which event the rights, preferences, privileges and restrictions of the holders of Series B Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2.3.3.

3. Voting

3.1 General

On any matter presented to the stockholders of the Company for their action or approval at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of a meeting), each holder of outstanding shares of Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Certificate or any other agreement between the stockholders, holders of Series B Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2 Election of Directors. The holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Company (the “Series B Director”) and the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Company. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series B Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Series B Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Company other than by the stockholders of the Company that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series B Preferred Stock), voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Company. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2. The rights of the holders of the Series B Preferred Stock and the rights of the holders of the Common Stock under the first sentence of this Subsection 3.2 shall terminate on the first date following the Series B Original Issue Date (as defined below) on which there are issued and outstanding less than 2,500,000 shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock).

3.3 Preferred Stock Protective Covenants

At any time when at least 2,500,000 shares of Series B Preferred Stock are outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(a) amend the Company’s Certificate of Incorporation or Bylaws in any manner that would adversely alter or change the rights, preferences, privileges or restrictions of the Series B Preferred Stock;

(b) reclassify any outstanding securities of the Company into shares, or authorize or issue any equity securities, having rights, preferences or privileges senior to or on a parity with the Series B Preferred Stock, or increase the number of authorized shares of Series B Preferred Stock;

(c) amend the Company’s Certificate of Incorporation to increase or decrease the number of authorized shares of Preferred Stock or any series of Preferred Stock;

(d) create or authorize the creation of any debt or debt security, including any debt secured by the assets of the Company, other than debt issued in the ordinary course of business, unless such debt or debt security has received the prior approval of the Board of Directors, including the approval of the Series B Director;

(e) effect any Liquidation Event (including a Deemed Liquidation);

(f) increase or decrease the authorized number of directors constituting the Board of Directors;

(g) declare or pay any dividends or make any other distribution, directly or indirectly, with respect to any shares of equity securities now or hereafter outstanding; or

(h) redeem, repurchase or otherwise acquire any outstanding shares of the Company’s capital stock or rights to acquire capital stock, other than the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at no greater than cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal.

4. Optional Conversion

The holders of the Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert

4.1.1 Conversion Ratio

Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion (the “Conversion Rate”). The “Series B Conversion Price” shall initially be equal to the Series B Original Issue Price. Such initial Series B Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below in this Section 4.

4.1.2 Time for Conversion

The voluntary conversion right specified in Section 4.1.1 above shall be exercisable by each holder of Series B Preferred Stock at any time, and from time to time, after the earliest to occur of: (i) the issuance by the Company of the Liquidation Event Notice required to be delivered pursuant to Section 2.3.3; (ii) the full satisfaction of such holder’s investment obligations under the Put Agreement (as defined below); (iii) the expiration of the Put Agreement pursuant to its terms other than in connection with an initial public offering of the Company’s securities; or (iv) the Company’s determination to permit voluntary conversion under this Section 4.1 notwithstanding that none of the events specified in clauses (i), (ii) and (iii) have occurred. Any determination by the Company pursuant to clause (iv) of the immediately preceding sentence shall be evidenced in writing and apply equally to all holders of Series B Preferred Stock.

4.1.3 Termination of Conversion Rights

In the event of a Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series B Preferred Stock pursuant to Section 2 above.

4.2 Fractional Shares

No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Company. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion

4.3.1 Notice of Conversion

In order for a holder of Series B Preferred Stock to voluntarily convert shares of Series B Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series B Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series B Preferred Stock (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series B Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Company if the Company serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Company shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Series B Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series B Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion, and (iii) pay any declared but unpaid dividends on the shares of Series B Preferred Stock being converted.

4.3.2 Reservation of Shares

The Company shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

4.3.3 Effect of Conversion

All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Series B Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Company may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

4.3.4 No Further Adjustment

Upon any such conversion, no adjustment to the Series B Conversion Price shall be made for any declared but unpaid dividends on the Series B Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.4 Adjustments to Series B Conversion Price for Diluting Issuances

4.4.1 Special Definitions

For purposes of this Article IV, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b) “Series B Original Issue Date” shall mean the date on which the first share of Series B Preferred Stock was issued.

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.2 below, deemed to be issued) by the Company after the Series B Original Issue Date, other than the securities described below, (the “Exempted Securities”):

(i) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series B Preferred Stock or upon conversion or exercise thereof;

(ii) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iii) shares of Common Stock, Options or Convertible Securities reserved for issuance to employees, officers, directors, consultants or other service providers of the Company pursuant to any plan, agreement or arrangement that is approved by the Board of Directors of the Company (including the Series B Director);

(iv) shares of Common Stock issued upon the exercise of Options, or upon the conversion of Convertible Securities, that are outstanding as of the Series B Original Issue Date;

(v) shares of Common Stock issued upon the conversion of Series B Preferred Stock;

(vi) shares of Common Stock, Options or Convertible Securities issued in an initial public offering in which the Series B Preferred Stock converts into Common Stock pursuant to Section 5;

(vii) shares of Common Stock, Options or Convertible Securities issued to banks, non-bank commercial lenders, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing, real property leasing transaction or other credit arrangement or commercial transaction, provided such transaction is not primarily for equity financing purposes and is approved by the Board of Directors of the Company;

(viii) shares of Common Stock, Options or Convertible Securities issued in connection with bona fide acquisitions of other businesses by the Company approved by the Company’s Board of Directors (including the Series B Director);

(ix) shares of Common Stock, Options or Convertible Securities issued in connection with commercial transactions or strategic partnerships, relationships or other arrangements, provided such transactions are entered into not primarily for equity financing purposes and are approved by the Company’s Board of Directors (including the Series B Director); and

(x) shares of Common Stock, Options or Convertible Securities issued in any other transaction that would otherwise result in a conversion price adjustment if and to the extent such adjustment is waived by the holders of at least a majority of the then outstanding shares of Series B Preferred Stock.

4.4.2 Deemed Issuance of Additional Shares of Common Stock

(a) If the Company at any time or from time to time after the Series B Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series B Conversion Price pursuant to the terms of Subsection 4.4.3, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series B Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series B Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Series B Conversion Price to an amount which exceeds the lower of (i) the Series B Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Series B Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series B Conversion Price pursuant to the terms of Subsection 4.4.3 (either because the consideration per share (determined pursuant to Subsection 4.4.4) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series B Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series B Original Issue Date), are revised after the Series B Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.2(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series B Conversion Price pursuant to the terms of Subsection 4.4.3, the Series B Conversion Price shall be readjusted to such Series B Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series B Conversion Price provided for in this Subsection 4.4.2 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.2). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Series B Conversion Price that would result under the terms of this Subsection 4.4.2 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series B Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.3 Adjustment of Series B Conversion Price Upon Issuance of Additional Shares of Common Stock

In the event the Company shall at any time after the Series B Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.2), without consideration or for a consideration per share less than the Series B Conversion Price in effect immediately prior to such issue, then the Series B Conversion Price shall be reduced, concurrently with such issuance, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the Series B Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(b) “CP1” shall mean the Series B Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series B Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

(e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.4 Determination of Consideration

For purposes of this Subsection 4.4, the consideration received by the Company for the issuance of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property

Such consideration shall:

(i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest;

(ii) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Company; and

(iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Company.

(b) Options and Convertible Securities

The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.2, relating to Options and Convertible Securities, shall be determined by dividing

(i) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.5 Multiple Closing Dates

In the event the Company shall issue on more than one date Additional Shares of Common Stock that are part of one transaction or a series of related transactions and that would result in an adjustment to the Series B Conversion Price pursuant to the terms of Subsection 4.4.3, and such issuance dates occur within a period of not more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Series B Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5 Adjustment for Stock Splits and Combinations

If the Company shall at any time or from time to time after the Series B Original Issue Date effect a subdivision of the outstanding Common Stock, the Series B Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Company shall at any time or from time to time after the Series B Original Issue Date combine the outstanding shares of Common Stock, the Series B Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6 Adjustment for Certain Dividends and Distributions

In the event the Company at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series B Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series B Conversion Price then in effect by a fraction:

(a) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (x) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (y) that no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

4.7 Adjustments for Other Dividends and Distributions

In the event the Company at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Series B Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

4.8 Adjustment for Merger or Reorganization

Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock (but not the Series B Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series B Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Company) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series B Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

4.9 Certificate as to Adjustments

Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to this Section 4, the Company, at its expense, shall as promptly as reasonably practicable compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Series B Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Series B Preferred Stock.

4.10 Notice of Record Date

In the event:

(a) the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, or any Liquidation Event (including without limitation any Deemed Liquidation);

then, and in each such case, the Company will send or cause to be sent to the holders of the Series B Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, or Liquidation Event is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series B Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, or Liquidation Event, and the amount per share and character of such exchange applicable to the Series B Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice, provided that the requirement for any such notice may be waived by the holders of at least a majority of the then outstanding shares of Series B Preferred Stock.

5. Mandatory Conversion.

5.1 Consent of the Holders; Mandatory Conversion Time.

At any time after the earliest to occur of: (i) the issuance by the Company of the Liquidation Event Notice required to be delivered pursuant to Section 2.3.3; (ii) the full satisfaction of the obligations of all holders of Series B Preferred Stock of their respective investment obligations under the Put Agreement; (iii) the expiration of the Put Agreement pursuant to its terms other than in connection with an initial public offering of the Company’s securities or (iv) the Company’s determination to permit mandatory conversion under this Section 5.1, the holders of at least a majority of the then outstanding shares of Series B Preferred Stock may specify by vote or written consent that all outstanding shares of Series B Preferred Stock shall automatically be converted into shares of Common Stock on a specified date and time, or upon the occurrence of a certain event (such date and time, or the time of such event’s occurrence, the “Mandatory Conversion Time”). Upon the Mandatory Conversion Time (A) all outstanding shares of Series B Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Conversion Rate and (B) such shares may not be reissued by the Company.

5.2 Procedural Requirements

All holders of record of shares of Series B Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series B Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series B Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company at the place designated in such notice. If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series B Preferred Stock converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series B Preferred Stock, the Company shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series B Preferred Stock converted. Such converted Series B Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Company may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

6. Automatic Conversion upon an IPO.

Upon the closing of the sale by the Company of shares of Common Stock to the public pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (an “IPO”) the Series B Preferred Stock will be converted automatically as follows:

(a) Each holder of Series B Preferred Stock who has fully performed the investment obligations under the Put Agreement entered into between the Company and such holder in connection with the original issuance of such holder’s Series B Preferred Stock (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Put Agreement”), as specified in the Put Agreement and the Put Notice (as such term is defined in the Put Agreement) delivered to such holder thereunder (a “Performing Holder”) shall be entitled to receive, for each share of Series B Preferred Stock held by such Performing Holder, such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price in effect at the time of conversion.

(b) Each holder of Series B Preferred Stock who has failed to fully perform the additional investment obligations under the Put Agreement as specified in the Put Notice delivered to such holder thereunder (a “Non-Performing Holder”) shall be entitled to receive, for each share of Series B Preferred Stock held by such Non-Performing Holder, such number of fully paid and nonassessable shares of Common Stock as is determined by (i) dividing the Series B Original Issue Price by the Series B Conversion Price in effect at the time of conversion and (ii) multiplying the resulting quotient by 1/2 (0.5).

7. Waiver

Except as expressly set forth herein, any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth herein may be waived on behalf of all holders of Series B Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding.

8. Notices

Any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Series B Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Company, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

ARTICLE V

AMENDMENT OF BYLAWS

Subject to any additional vote required by this Certificate or the Company’s Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Company.

ARTICLE VI

ELECTION OF DIRECTORS

Subject to any additional vote required by this Certificate, the number of directors of the Company shall be determined in the manner set forth in the Bylaws of the Company and any vacancy occurring in the Board of Directors (whether caused by resignation, death, an increase in the number of directors, or otherwise) may be filled as specified in the Bylaws. Elections of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

ARTICLE VII

ACTION BY STOCKHOLDERS

To the extent allowed by law, any action that is required to be or may be or may be taken at a meeting of the stockholders of Corporation may be taken without a meeting if written consent, setting forth the action, shall be signed by persons who would be entitled to vote at a meeting those shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by classes) of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. Prompt notice shall be given of the taking of corporate action without a meeting by less than unanimous written consent to those stockholders on the record date whose shares were not represented on the written consent.

ARTICLE VIII

MEETINGS OF STOCKHOLDERS; BOOKS AND RECORDS

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Company may provide. The books of the Company may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

ARTICLE IX

INDEMNIFICATION

To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended from time to time, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Company shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Company shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

[Signature Page Follows Next]

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer on this 4th day of April, 2014.

COHBAR, INC.

By:	/s/ Jon Stern
Jon Stern
Chief Executive Officer